Exhibit 10.98

SEPARATION AGREEMENT AND RELEASE

1.                                      PARTIES.  The parties to this Separation Agreement and Release (“Agreement”) are Richard R. Wheeler (“Employee”) and Clean Energy (“Company”).

2.                                      END OF EMPLOYMENT:

2.1                               By entering into this Agreement, the Company accepts Employee’s resignation and Employee acknowledges that his employment with Company will cease effective November 3, 2014.

2.2                               Employee and Company desire to provide for an amicable departure and resolution of any potential disputes.

3.                                      COMPANY PROMISES.  In consideration of the promises contained in this Agreement, Company agrees as follows:

3.1                               Company will pay Employee a gross payment of $550,000, subject to normal withholdings, payable as a W2 payment within 7 days following the Effective Date of this Agreement, as defined in paragraph 5.7 herein.

3.2                               Company, its parent company, Clean Energy Fuels Corp., and any or all divisions, subsidiaries and successors of the Company (collectively, “Company Releasors”) hereby generally waives, releases and forever discharges Employee from any and all claims, causes of action, damages or costs of any type the Company Releasors may have, prior to the Effective Date, against Employee arising from or in any way connected with Employee’s employment relationship with Company, any actions during that relationship, or the termination of that relationship.

4.                                      EMPLOYEE PROMISES.  In consideration for the promises contained in this Agreement, Employee agrees as follows:

4.1                               Employee hereby generally waives, releases and forever discharges the Company, its parent company, Clean Energy Fuels Corp., and any or all divisions, subsidiaries, officers, directors, agents, employees, affiliates and successors of the Company (hereinafter collectively “the Releasees”), from any and all claims, causes of action, damages or costs of any type Employee may have, prior to the Effective Date, against the Releasees arising from or in any way connected with Employee’s employment relationship with Company, any actions during that relationship, or the termination of that relationship.  Employee understands and agrees that Employee is waiving any and all rights Employee may now have, or has ever had, to pursue against any of the Releasees any and all remedies available to Employee under any employment-related causes of action, including without limitation, claims of wrongful discharge; breach of contract, whether oral or written, express or implied; breach of any employment agreement, including, but not limited to, the Amended and Restated Employment Agreement, dated as of December 31, 2008, the First Amendment to Amended and Restated Employment Agreement,

dated as of February 17, 2012, and the Second Amendment to Amended And Restated Employment Agreement, dated as of December 12, 2012, breach of any covenant of good faith and fair dealing, whether express or implied; misrepresentation; fraud; deceit; any form of negligence; violation of public policy; defamation; discrimination; personal injury; physical injury; negligent or intentional infliction of emotional distress; claims under Title VII of the Civil Rights Act of 1964, as amended; the Worker Adjustment and Retraining Notification Act; the Americans With Disabilities Act; the Federal Rehabilitation Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Equal Pay Act of 1963; the California Fair Employment and Housing Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination.

4.2                               Employee further understands and agrees that the waiver and release set forth in paragraph 4.1 applies to any and all claims, liabilities and causes of action, of every nature, kind and description, whether known or unknown, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Employee’s employment with the Company or the cessation of that employment.

4.3                               Employee has not suffered nor aggravated any known on-the-job injuries for which Employee has not already filed a claim.

4.4                               Employee certifies that he will not keep in his possession or under his control any specifications, formulae, notes, reports, proposals, correspondence, customer lists, sales bulletins, pricing information, planning documents, or copies of them, or any other property of Company.

4.5                               Employee acknowledges that due to the position Employee has occupied and the responsibilities Employee has had at the Company, Employee has received confidential information concerning Company’s products, procedures, customers, sales, prices, contracts, business model, pricing model, research sites, customer identities, strategic alliances, and the like.  Employee hereby promises and agrees that, unless compelled by legal process, Employee will not disclose to others and will keep confidential all information Employee has received while employed by the Company concerning Company’s products and procedures, the identities of Company’s customers, Company’s sales, Company’s prices, the terms of any of Company’s contracts with third parties, and the like.  Employee agrees that a violation by him of the foregoing obligation to maintain the confidentiality of Company’s confidential information will constitute a material breach of this Agreement.

4.6                               Employee agrees that Company has no obligations to him other than as set forth in this Agreement.  Employee agrees that Company has provided Employee a final paycheck for an amount equal to all amounts owed for wages, bonuses, vacation or any other form of compensation.  By Employee’s signature below, Employee acknowledges that the amount paid as consideration for this Agreement is not wages owing to Employee.

4.7                               Employee agrees that this Agreement is the result of compromise of any potentially disputed claims and that nothing in this Agreement shall be construed as an admission of liability of any kind by Company to Employee.

4.8                               The parties and their agents agree that the terms and amount of this Agreement are confidential.  Employee and his agents agree not to disclose the terms and amount of this settlement, except for tax purposes and pursuant to court order.  However, Employee may disclose the terms and amount of this Agreement to his attorney and immediate family so long as they agree to keep the terms of the Agreement confidential.

4.9                               Employee agrees that Company has no legal or contractual obligation to hire him at any time in the future.

4.10                        Other than as stated in this Agreement, Employee agrees that no promise or inducement has been offered for this Agreement.

4.11                        The waiver and release set forth in paragraph 4.1 applies to claims of which the Employee does not currently have knowledge and Employee specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in her favor at the time of executing the release, which if known by her must have materially affected her settlement with the debtor.

Employee agrees that he has read this Agreement, including the waiver of California Civil Code section 1542, and has had the opportunity to choose whether to consult counsel about the Agreement and specifically about the waiver of section 1542, and that he understands the Agreement and the section 1542 waiver, and so freely and knowingly enters into this Agreement, and waives his rights under said section 1542.

5.                                      MISCELLANEOUS.

5.1                               This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

5.2                               This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Agreement may be amended only by an agreement in writing.

5.3                               This Agreement is binding upon and shall inure to the benefit of the parties hereof, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, parent company, assigns, heirs, partners, successors in interest and shareholders.

5.4                               Employee agrees that he has read this Agreement and has had the opportunity to ask questions, seek counsel and time to consider the terms of the Agreement.

Employee has freely and voluntarily entered into this Agreement.

5.5                               ADEA RELEASE:  Employee understands and agrees that the release of claims contained in this Agreement includes any and all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). Employee represents that he is competent to enter into this Agreement and has no physical or mental impairment that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that no type of coercion has been exerted over him.  Employee understands that, by entering into this Agreement, he does not waive rights or claims that may arise after the date of his execution of this Agreement, including without limitation any rights or claims that he may have to secure enforcement of the terms and conditions of this Agreement.  Employee agrees and acknowledges that the consideration provided to him under this Agreement is in addition to anything of value to which he is already entitled.  The Company hereby advises Employee to consult with an attorney prior to executing this Agreement. Employee acknowledges that he was informed that he had at least twenty-one (21) days in which to review and consider this Agreement, as well as the information required by ADEA.  Nothing in this Agreement shall prevent Employee (or his attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising Employee’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of the waiver of ADEA claims in this Agreement.

5.6                               Employee understands that after executing this Agreement, Employee has the right to revoke it within seven (7) days after Employee’s execution of it.  Employee understands that this Agreement will not become effective and enforceable unless the seven-day revocation period passes and Employee does not revoke the Agreement in writing.  Employee understands that this Agreement may not be revoked after the seven (7) day revocation period has passed.  Employee understands that any revocation of this Agreement must be made in writing and delivered to Mitchell W. Pratt, Chief Operating Officer, Clean Energy, 4675 MacArthur Court, Suite 800, Newport Beach, CA 92660, not later than midnight on the seventh day following execution of this Agreement by Employee.  If Employee revokes this Agreement under this paragraph, the Agreement shall not be effective or enforceable and Employee will not receive the benefits described in paragraph 3.1 herein.

5.7                               This Agreement shall become effective and binding upon the Parties at 12:01 a.m. on the eighth day after it is signed by the Employee, so long as the Employee has not revoked the Agreement pursuant to the conditions set forth in above in paragraph 5.6 (“Effective Date”).

5.8                               Should a court of competent jurisdiction enter a final judgment holding void or unenforceable any portion, word, clause, phrase, sentence or paragraph of this Agreement, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

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5.9                               This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

Dated: November 3, 2014	/s/ Richard R. Wheeler
Richard R. Wheeler

Dated: November 3, 2014	Clean Energy

/s/ Andrew J. Littlefair
Andrew J. Littlefair
President and Chief Executive Officer